Exhibit 99.2

10-May-2012

Newcastle Investment Corp. (NCT.PRB)

Q1 2012 Earnings Call

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Newcastle Investment Corp. (NCT.PRB) Q1 2012 Earnings Call

CORPORATE PARTICIPANTS

Ivy Hernandez Counsel, Newcastle Investment Corp. Kenneth M. Riis President, Chief Executive Officer & Director, Newcastle Investment Corp.	Wes Edens Chairman, Newcastle Investment Corp. Brian Sigman Chief Financial Officer & Treasurer, Newcastle Investment Corp.

OTHER PARTICIPANTS

Joshua A. Barber Analyst, Stifel, Nicolaus & Co., Inc. Jason M. Stewart Analyst, Compass Point Research & Trading LLC	Bose George Analyst, Keefe, Bruyette & Woods, Inc. Matt Howlett Analyst, Macquarie Capital (USA), Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Good morning. My name is Christy, and I will be your conference operator today. At this time, I would like to welcome everyone to the Newcastle First Quarter 2012 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. [Operator Instructions] Thank you.

I will now hand the conference over to Ms. Ivy Hernandez. Please go ahead.

Ivy Hernandez

Counsel, Newcastle Investment Corp.

Thanks, and good morning. I’d like to welcome you today, May 10, 2012, to Newcastle’s first quarter 2012 earnings conference call. Joining us today are Ken Riis, our CEO and President; Wes Edens, the Chairman of our Board of Directors; and Brian Sigman, our CFO.

Before I turn the call over to Ken, I’d like to point out that certain statements made today may be forward-looking statements. Forward-looking statements are not statements of fact. Instead, these statements describe the company’s current beliefs regarding events that, by their nature, are uncertain and outside of the company’s control.

The company’s actual results may differ materially from the estimates or expectations expressed in any forward-looking statements, so you should not place undue reliance on any forward-looking statements. I encourage you to review the disclaimers in our earnings release regarding forward-looking statements and expected returns, and to review the risk factors contained in our annual and quarterly reports filed with the SEC.

Now I’d like to turn the call over to Ken.

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Newcastle Investment Corp. (NCT.PRB) Q1 2012 Earnings Call

Kenneth M. Riis

President, Chief Executive Officer & Director, Newcastle Investment Corp.

Thanks, [ph] Ivy (01:39). Thanks, everyone, for joining our first quarter earnings conference call. Before I get into the discussion on the first quarter, I wanted to let everybody know that in addition to posting our press release last night, we also posted our first quarter supplement on our website, at www.newcastleinv.com. Since first doing this in March, we received a lot of positive feedback, and I think it’s a good resource for our shareholders to gain a better understanding of how we make our money. So now let’s dive into the quarter.

We had a great first quarter and first four months of the year. Our portfolio continues to generate stable cash flows, and we have seen attractive investment opportunities to deploy capital at 18% to 20% returns. Our first Excess Mortgage Servicing investment is performing better than expected, which will discuss in a minute, and our operating metrics continue to improve.

Quarter-over-quarter, core earnings improved $0.03, to $0.33 per share, and cash available for distribution increased $1.5 million, or $0.02 per share, to $0.19. We have been very active on the investment side. In the quarter, we committed to invest $170 million in Excess Mortgage Servicing Rights and purchased $70 million of assets for our CDOs. Our MSR pipeline is robust, and we expect to deploy additional capital in this sector in the near term.

On the call today, Wes and I will highlight our activity in the real estate debt and Excess Mortgage Servicing businesses, and Brian will close with a discussion on the overall financial highlights for the quarter. So let’s first talk about the real estate debt business.

In the quarter, this segment generated $35 million of total cash flow, an increase of $1.5 million over the fourth quarter. The overall value of our real estate debt portfolio increased by $100 million, or 3.5%, to an average price of 97.5% (sic) [79.5%] (03:53) of par, and I see meaningful upside from here as credits improve and spreads tighten. The over-collateralization in CDOs VIII, IX, and X has been stable and currently stands at $233 million.

In the coming quarters, I expect the OC in these three CDOs to remain constant, with the potential to increase slightly as we successfully work out and restructure assets or we see payoffs at higher valuations than the current amount of OC credit received in the CDOs.

We ended the quarter with $95 million of restricted cash to invest in our CDOs. We invested $60 million to purchase $70 million face amount of CMBS, ABS, and commercial real estate loans at an average price of 87% of par and an average yield of 10%.

Finally, we sourced and repurchased $30 million of our CDO liabilities. In the quarter, we bought 100% of the A-3 Class in CDO X at a price of $30 million, investing $9 million, at an expected return of 18%. Since we started buying back our CDO liabilities in 2008, we have repurchased a total of $950 million at an average price of $0.38 on the dollar. We continue to have active dialogue with current third-party holders and anticipate increased selling in the coming quarters.

Now I’ll pass it over to Wes, our Chairman.

Wes Edens

Chairman, Newcastle Investment Corp.

Great. Thank, Ken. Welcome everyone. I’m going to give just a few comments on the newest lines of business, the Mortgage Servicing Rights Excess servicing interest that we have invested in and a couple thoughts on those markets. As we have told you before, we’ve made a handful of investments in this sector. We currently have or we’ve committed to about $215 million of investment in MSRs. The first investment, which we made back in November, is detailed in our supplement. You can see it up on our webpage.

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Newcastle Investment Corp. (NCT.PRB) Q1 2012 Earnings Call

The performance of that investment continues to be terrific. We made a $44 million investment. It has been slower in prepayments than we anticipated. The recapture rate, which is our term that we created to describe the refinance activity by Nationstar, which is our partner on this investment, has been terrific, and it has gone really pretty much – very much in line with what we had hoped, where they started out, obviously, recapturing zero because it was a new portfolio to them; the last couple months, it has averaged right around 35%, so recapturing about a third of them.

The net of all that in terms of the returns to investors, our shareholders, has been a terrific one. We have a life-to-date return in the low-20s on an unleveraged basis, about a 23%, and we’ve gotten back about 17% of the investment that we had made only a few short months ago. So – the characteristics of these investments are mid-teens, mid-20s, unleveraged returns, based on our expectations, with a significant amount of upside if either prepayments come in a bit slower, defaults are a bit slower, or certainly if interest rates were to rise at some point and prepayments were to slow down, be substantial. So we feel great about that.

That’s the first one. The second one we have committed to is expected to close here in the next couple of weeks, which is the MSRs from the Aurora Bank transaction. Aurora was the bank that is owned by the bankrupt Lehman Brothers estate. They had a large servicing portfolio of just about $66 billion at the time we committed. It’s now about $63 billion. That’s scheduled to close in the next couple of weeks, and our investment in that is going to be about $170 million, plus or minus, so we feel great about that.

We’ve got a third of these transactions that we expect to get done in the very near term. We’re very close to kind of final closure on that. And then there’s a fourth transaction that is quite a large one that is still very much pending, but we’re very optimistic it’s going to come to pass here in the next couple of days.

So, needless to say, there’s a lot of activity around that, and we think the dynamics, again, for that business and that sector, for us, continue to be very attractive ones. And the returns, as you can see from the supplement, kind of highlight why we think it’s such a compelling and interesting area for us.

In addition to the MSR investments, one of the things that we’ve been very focused on is that as our partner in these transactions, Nationstar, as they have added to their portfolio of non-agency securities that they service, that has opened up a new window for us to look at investments that we think are also very attractive on the securities side.

So Nationstar themselves were a modest issuer of securities kind of historically. They had originated a handful of – $1 billion of transactions that they service. They then – with this Aurora transaction, they add another $63 billion, of which a big chunk of that, about $45 billion of it or so, is non-agency securities they service. This other transaction which is pending is incrementally another big chunk of that as well, so we could end up with well over $100-plus billion in securities that are serviced by Nationstar.

The relevance to us from an investment standpoint is that we have made our first investment of any kind of consequence in a security which is solely serviced by them. We bought a security back a few weeks ago that was a part of the Maiden Lane transaction. It is a $42 million current face security. We bought it on an unleveraged basis at a return, plus or minus, around 10%. With any kind of modest leverage at all, that moves into the mid-teens or even the low 20s.

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Newcastle Investment Corp. (NCT.PRB) Q1 2012 Earnings Call

And obviously the thing that we’re focused on there is both the performance from a credit standpoint of the security – with it being serviced by Nationstar, we take a great deal of comfort in that. Also, we think that with HAMP and other prepayment initiatives that are in the marketplace, there is a good potential, with a good servicer and a good originator, the bulk of which we think is the case with Nationstar, for them to increase prepayments. Any kind of marginal increase in prepayments in a portfolio investment like this would have a substantial impact on returns.

And then just to put some context in it, it’s been prepaying at about 2%, which that generates a 10% unleveraged return. If that 2% went to 5%, it goes in the mid-teens, and if it went to 10%, it goes into the low 20s on an unleveraged basis. So a lot to wood to chop, but it’s something that I think you’ll see more from us as – again, as Nationstar continues to add servicing on those non-agency securities, that’s something that we think is interesting and that’s something we’re going to be focused on, so probably more of that to come.

So, as Ken said, we’re excited about the quarter. We think it has been a good quarter. And we’re excited about the pipeline of investments and activities. And, with that, I will turn it over to Brian.

Brian Sigman

Chief Financial Officer & Treasurer, Newcastle Investment Corp.

Thanks, Wes. We had good financial results in the quarter. First, we had GAAP income of $0.68 per share. This included core earnings of $0.33, which was up 10%, or $0.03, from Q4. In the quarter, we [ph] recorded (11:34) a gain of $21 million, or $0.20 per share, in connection with the repurchase of our CDO debt. We generated $20 million of cash available for distribution, or CAD, in the quarter, an increase of 8% over Q4, and in March, we declared a first quarter dividend of $0.20 per share, up from $0.15.

As Ken and Wes described, we have been breaking out our results by our two business lines. This quarter, we saw the full effect of our first Excess MSR investment, and while the MSR business only generated 10% of our total cash flow, we expect it to grow to approximately 40% with a full quarter of the Aurora investment.

As we close on our outstanding commitments, our operating earnings and cash flows will naturally increase. In the first quarter, we had approximately $140 million of average un-invested cash on our balance sheet. Putting that capital to work at an 18% return would increase quarterly CAD by $0.04 to $0.05, which could potentially grow our dividend to $0.23 to $0.25.

Although we currently have $220 million of unrestricted cash, we expect to close on the Aurora transaction later this month, leaving around $50 million of cash to invest. We currently have an additional $55 million of restricted cash in our CDOs, all of which is held in CDO X, and which we expect to invest in the near term at 8% to 10% unlevered yield.

Lastly, we are pleased to have had three new research analysts pick up coverage of our company in the past couple of months. Combined with the two analysts that have been with us for a while, we think investors will have great resources at their disposal to learn more about our company. The contact information for all our research analysts can be found on our website in the Investor Relations section.

That ends our prepared remarks. We will now take your questions. Operator?

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Newcastle Investment Corp. (NCT.PRB) Q1 2012 Earnings Call

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] And your first question comes from the line of Josh Barber with Stifel Nicolaus.

Joshua A. Barber Analyst, Stifel, Nicolaus & Co., Inc.	Q

Thank you and good morning. First, the supplemental information is very helpful, so thank you for posting that. Two quick questions. You mentioned in this quarter’s supplemental report, it looks like the CPR on your original $9.9 billion MSR deal is now 30%. I believe the original underwriting there was 20%. Can you talk about what’s going on with that portfolio and why those assumptions have changed?

Kenneth M. Riis President, Chief Executive Officer & Director, Newcastle Investment Corp.	A

Yeah, this is Ken. The average prepayment rate for the life of their – of the pool was 20%, so we factored in a spike in prepayments through the HARP 2.0 period, through December 2013. And if you look in our supplement, you’ll see a ramp prepayment rate going up to 30% for the next 18 months, but on average it’s 20%. And as you can see, in April, our prepayment rate was only 13%, so materially lower than what we projected in our prepayment assumption.

Joshua A. Barber Analyst, Stifel, Nicolaus & Co., Inc.	Q

Okay, but I think across the entire duration, it would still be 20% or so.

Kenneth M. Riis President, Chief Executive Officer & Director, Newcastle Investment Corp.	A

Yes.

Joshua A. Barber Analyst, Stifel, Nicolaus & Co., Inc.	Q

Okay. When it comes to – Wes, you referenced a large deal, and I think we all have an idea of what that is. Can you talk about would that be something that’s fully done, or would that be something that’s done in conjunction with a number of other fortress entities?

Wes Edens Chairman, Newcastle Investment Corp.	A

Well — just trying to think of what I can say and can’t say, probably not much. I think that there’s been a lot that has been reported on it, and the one thing I would say is there’s obviously been a lot of activity from our standpoint. We’ve spent a lot of time working on this large deal, and I think it will come to pass, one way or the other, in the next handful of days. So it’s near the end of the period that we would either start our involvement or end our involvement with it, and we’re pretty optimistic how it’s all going to turn out.

With regards to how that capital will be provided and what we’re thinking about there, I think it’s safe to say that there’s a lot of interest in investing in the MSRs across the firm. We have lots of different capital that we manage in addition to this, and so we’ll make an allocation process that’s consistent with the capital availability, diversification, and other kinds of factors. So I know that’s probably not as clear a response as you’d like, but I think, under the circumstances, that’s probably the best I can do.

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Newcastle Investment Corp. (NCT.PRB) Q1 2012 Earnings Call

Joshua A. Barber Analyst, Stifel, Nicolaus & Co., Inc.	Q

No, it’s definitely fair. Thanks very much.

Operator: Your next question comes from the line of Jason Stewart with Compass Point.

Jason M. Stewart Analyst, Compass Point Research & Trading LLC	Q

Hi. Good morning. Thank you. One strategic question, when you think about the size of the market opportunity and your balance sheet, is there an optimal size or is there a point at which making the marginal investment just – it creates problems down the road, or is it it’s such nascent industry that you’ve got a tremendous ramp to go?

Wes Edens Chairman, Newcastle Investment Corp.	A

Well, it’s a really good question. I think if you step back and look at the size of the mortgage servicing business in total, that there’s just over $10 trillion in mortgages in the U.S., and to make the example simple, let’s assume that the servicing is worth roughly 1% on that. That’s not probably precisely right, but it’s a good estimate. So the market then would be a $100 billion addressable market, which sounds like a great big market, and in fact it is, but historically, the vast majority of that asset class was owned by the banks and was created by them as they created mortgages and sold [ph] them along (17:39), and it never really traded. So the market seemed quite large, but in true actionable amounts was actually quite small.

That has changed fairly dramatically in the past year or so, where, for a variety of reasons – which we have talked about before – but for a variety of reasons the banks, I think, are less good owners of the asset. Both from a regulatory capital, from the regulatory standpoint, from just kind of the headline exposure of it, I think that they are less good owners.

And so if you think that 90%-plus of the business is owned by the banks today, so this adds $90 billion of the $100 billion of actionable amount, and some material portion of that is sold, which indeed we’ve seen $300 billion, $400 billion, and it could easily be two or three times that in the near term is actually sold, then you’re looking at potentially a market of $10 billion or $20 billion or $30 billion in transactions over a relatively short period of time, over a couple-year period.

And so I to think we are on the very early edge of what should be a substantial amount of activity, and that’s exciting and interesting for us. And so, obviously, in the context of all of that we’re trying to make every marginal investment be a good one, and we’ve got the two that we’ve committed to, a third we’re very close to, and a fourth potentially that’s very close to as well, so that’s a great place to start. We’ve tried to give great clarity.

In fact, before we made our first investment, we actually did a road show, went out and talked to investors to tell them that we were thinking about this because I wanted to have people have a sense of exactly what we thought of the opportunity and what it was. And I think that that was the right thing to do, and we did that early last fall. And that’s been followed up by, obviously, a lot of activity, but we do think that there’s hopefully a long, long ways to go.

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Newcastle Investment Corp. (NCT.PRB) Q1 2012 Earnings Call

Jason M. Stewart Analyst, Compass Point Research & Trading LLC	Q

And the disclosure’s been incredible. We all appreciate that. Along those lines with your balance sheet, have you thought about – or what’s your philosophy on adding debt to a transaction — to an investment like Excess MSRs?

Wes Edens Chairman, Newcastle Investment Corp.	A

One of the things I’d say – when Ken was just talking about prepayments a minute ago – one of the great things about this type of investment is if you get really excellent performance early, it reduces your risk substantially, right? So in the first five months of this one that we show in the supplement, having prepayments to date of just about 10% versus a forecast of 20% to life, when you have no debt on it and that money comes back, it obviously reduces your basis rapidly and it reduces kind of the tail exposure that you have fairly substantially. So I understand the arithmetic, as obviously everyone else does on this call, that if we added leverage to it, it would increase the returns a lot. It would also increase the risk of it a fair bit as well.

So one of the things that we have thought a lot about, and I do think that this leads into this first investment that we made in this non-agency security, is that if we can make investments in other assets that have excellent returns and good profiles, and do so, again, on a very low-leverage or even unleveraged basis, that give us a lot of balance sheet flexibility. Because one of the elements of the MSR investments is that they are fairly episodic, and so you make a commitment, and then it funds at some point in the future. And you don’t want to have either an unfunded balance sheet – that’s a very bad idea and a good way to go out of business – nor do you want to have just a bunch of capital that sits around that’s completely un-invested.

And so I think making investments in some of the related securities and doing so on a low-leverage basis give us a lot of balance sheet flexibility and then also gives a good kind of base level of return to shareholders during kind of time when you’ve committed and not yet invested. So as the portfolio gets bigger and we get a little more diversification, I think you’ll see that play out a little bit, but that’s obviously what we’re focused on and that’s what this first investment represents, and so kind of more on that to follow.

Jason M. Stewart Analyst, Compass Point Research & Trading LLC	Q

Okay. Yeah, and then just one final quick one; the non-agency securities that you’re purchasing out of Maiden Lane, are those going into the CDOs or on balance sheet?

Wes Edens Chairman, Newcastle Investment Corp.	A

The one that I talked about was actually just on balance sheet.

Jason M. Stewart Analyst, Compass Point Research & Trading LLC	Q

Okay. Great. Thank you.

Operator: Your question comes from the line of Bose George with KBW [Keefe, Bruyette & Woods].

Bose George Analyst, Keefe, Bruyette & Woods, Inc.	Q

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Newcastle Investment Corp. (NCT.PRB) Q1 2012 Earnings Call

Good morning. Actually, just on the portfolio – the MSR that you guys purchased in December, given that the prepayments are so low, I’m wondering what your thoughts are there on HARP. Do you think it’s just coming in a lot lower than expected, that it’s going to kick in later than expected? Just curious how you’re thinking about that.

Wes Edens Chairman, Newcastle Investment Corp.	A

Actually [indiscernible] (22:11) I think that there have been a number of government initiatives since the financial crisis to try to encourage repayments. Obviously, getting people that are over-leveraged on their house to be able to take advantage of low interest rates is a good thing for consumers; it’s a good thing for the housing market. It’s just a good thing in terms of what the government is trying to support. That said, the net impact of those prepayment programs to date, I think, has been disappointing to the government and considerably less than what has been forecast.

And so I think that the latest round of it, we think the latest round of it is the most comprehensive, the most actionable, and thus has the most potential, and it still is not really known what the impact is going to be. We think it could have a big impact. That’s obviously why Ken mentions the prepayments fees; we do think that there’s a vector of a surge of prepayments here in the next handful of months, but it has not really manifested itself yet, obviously, on this portfolio, nor have we seen it kind of more broadly.

Bose George Analyst, Keefe, Bruyette & Woods, Inc.	Q

Okay, great. And then just actually thinking kind of longer-term in terms of your MSR investment opportunities, do you envision other companies competing directly with Nationstar against you for some of these assets? Could that potentially happen?

Wes Edens Chairman, Newcastle Investment Corp.	A

Yes. Look, mid-teens to mid-20s unleveraged returns is attractive, right? So we do think that there’s a lot of interest in trying to access them. The good news is that it’s relatively difficult to kind of put all the pieces together to compete against it, right? Because when you think about it, from our standpoint, we want to be partners with a servicer that, number one, is a great servicer, because performing loans don’t prepay and defaulted loans acts as a prepayment, so keeping people in their house and making their payments is a big part of the picture.

Number two, we want to invest with a partner that has a lot of capital so they can co-invest with us, so their interests are aligned kind of shoulder to shoulder. And number three – and this is a – it’s a nuance but it’s a really important one – is that we want a servicer that treats all their borrowers like customers and actually is a big participant in their refinancing activity. And that’s a productive thing in terms of elongating the life of that MSR, and it really does shut down the tail exposure to it dramatically, and it’s been a big, big part of it.

So that’s why this whole notion of recapture. that is a term that we coined – and I think it sounds like a child’s game, but it’s actually – it’s an important element of the returns – if you can recapture a substantial portion of those people that are going to refinance anyhow in the ordinary course, it really does – it adds to the base-level return substantially and it cuts down the tail exposure dramatically.

So you add those three things up, and you say how many servicers are out there that are great servicers, they have a lot of capital, that are also really, really capable of financing counterparties, and it’s a pretty short list. But there certainly are competitors, and I expect competition, and obviously we know that by being transparent with what we own, it’s good for investors. It’s also probably good for our competitors because they can see directly what it is, and that’s the bad news. But I think, on balance, it’s a really good thing for shareholders, so we’re prepared to be competitive, land hopefully we’ll win more than our share, so.

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Newcastle Investment Corp. (NCT.PRB) Q1 2012 Earnings Call

Bose George Analyst, Keefe, Bruyette & Woods, Inc.	Q

Okay, great. Thanks. And yeah, your disclosure obviously is very helpful.

Wes Edens Chairman, Newcastle Investment Corp.	A

Yes.

Operator: Your next question comes from the line of Matthew Howlett with Macquarie.

Matt Howlett Analyst, Macquarie Capital (USA), Inc.	Q

…taking my question. Just to follow on that first pool, it’s clearly prepaying at – the ramp is below what you guys thought it was, and HARP hasn’t been as effective as we once thought it could have been. But if the issue is just with cross-service to re-fis, is it just simply that you guys see an arbitrage with other servicers not coming in and willing to underwrite or re-fi a guy in someone else’s pool, and, it’s – despite HARP’s attempts to try to get that to happen, [ph] indemnified (26:18) originations just simply hasn’t happened yet?

Wes Edens Chairman, Newcastle Investment Corp.	A

I don’t know the specific answer to that. What I will tell you is, if you think about a consumer-facing business, one of your large costs is that of customer acquisition, right? So if you’re in a consumer business and you’re trying to sell more or transact more or whatever you’re doing, a big, big part of your cost structure is to go out and pay to kind of acquire those customers. One of the beauties of refinancing our existing customers at Nationstar is that they’re existing customers, and so our hot leads come from people picking up the phone and calling us and telling us they’d like to refinance. That’s a great place to start.

And there’s also – there’s obviously – there’s a lot of technology that you can use to try to identify people that are looking to refinance, be it they start to pull down credit scores from bureaus and things like that. There’s a whole host of other things that go into it besides simply answering the phone.

But I do think that at Nationstar, they have made recapture a focus of their origination activities. It’s been a very productive focus thus far, and we’re very keen on having as many of those customers stay with us as possible. From an MSR standpoint, if you could recapture 100%, it’d be the perpetual money machine, right? And 100% is not possible. We’ve seen and even demonstrate here, you’ve gone from zero to 4, 16, 35, 33, 36; the numbers are pretty consistent, and we hope that that’s going to continue to be the case.

Matt Howlett Analyst, Macquarie Capital (USA), Inc.	Q

Now, the government, from what I can tell, hasn’t given up on their sort of expanding HARP. I think there’s another bill working its way through Congress. Are you seeing – I think to address some of the cross-servicing issues and other things like HARP isn’t working, is there anything out there? From my sense, the market really isn’t paying much attention to it, doesn’t think it will be effective. Do you think there’s some fatigue in Washington, that [ph] they basically tried announcing it (28:18), and that there’s been nothing else monumental in terms of trying to get re-fis going again?

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Newcastle Investment Corp. (NCT.PRB) Q1 2012 Earnings Call

Wes Edens Chairman, Newcastle Investment Corp.	A

Yeah, I think that – look, I think that if you could take people that are paying 6% and get them to take advantage of the current interest rates and pay 4%, that’s good for them, it’s stimulative for the economy. There’s a lot of good science behind that. I think that the practical limitations of making it all happen has been challenging. And now I think it’s not just the burnout in Washington; I think it’s the burnout with the borrowers, right? They’ve been contacted, Lord knows how many times over the past four years by people trying to refinance them in some way, shape, or form.

So I think there’s a lot – and just anecdotally, I’ve heard from the origination folks that there is a lot of burnout where people have gotten a dozen solicitations, this is 13th one, and even now it really works, it’s kind of a, gee whiz, is this really what it’s cracked up to be?

But I do think that there’s going to be an impact. We think there is, and so, obviously, modeling that into our numbers is 100% the right thing. But I do think your point about disappointment – I think that the government has to be disappointed that the things they tried to do with the best of intentions over the past couple of years have not been as successful. They’re continuing to try, though, and one of these times I think you’ll get it right and you’ll get a big surge. So that’s why actually being aligned with an originator is so important. obviously.

Matt Howlett Analyst, Macquarie Capital (USA), Inc.	Q

Yeah, it does; it seems they’re advantageous. And then just moving to just a broader question, CDO X’s reinvestment period’s coming to an end this summer. You guys have always had a big presence in the origination space, as an issuer, as a lender. With all of the CDOs now exiting the reinvestment period, you won’t be in the market as much as you used to be. How will you be keeping the origination platform going on the commercial side? You have access to the securitization markets; you’ve been a big issuer. What are the plans in the commercial end to keep the platform going as these reinvestment periods end on your existing CDO portfolio?

Kenneth M. Riis President, Chief Executive Officer & Director, Newcastle Investment Corp.	A

Well, as you see, we are very active in reinvesting cash in our CDOs at very good returns, in assets that are trading at a discount, high yields, unlevered returns; say, 10% is what we did in the last quarter, and we’re seeing great opportunities there. And we’re able to be very selective because we have a select amount of capital to invest. Going forward, it really depends on what happens in the financing markets and how we’re able to very conservatively finance without taking a lot of mark-to-market or recourse financing against the asset that we want to buy. Not to say that market isn’t going to come around. I’m hearing that as the economy improves and credit spreads tighten, I think you’ll see the financing markets come back on the commercial real estate side, and I think we’re obviously very ready to take advantage of that.

Matt Howlett Analyst, Macquarie Capital (USA), Inc.	Q

So, in other words – and that was going to be my next question – would you look to – I’m not sure how open the CRE CDO market is again. I know that’s coming back. But would you look to just make loans and B-Notes and Mezz loans and just securitize and just access the market? That’s a way to hold onto the B piece like you’ve done traditionally? Is that how you would look to access the commercial markets again?

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Newcastle Investment Corp. (NCT.PRB) Q1 2012 Earnings Call

Kenneth M. Riis President, Chief Executive Officer & Director, Newcastle Investment Corp.	A

Yeah. I think so. I think that’s a very viable alternative for us going forward. And again, we want flexibility in our financings to give us ability to manage the portfolio that we acquire, and if we’re able to finance ourselves that way, it’s a great opportunity for us. And it’s not here today, but I think it will evolve over the coming months.

Matt Howlett Analyst, Macquarie Capital (USA), Inc.	Q

Great. Thanks, guys.

Operator: That is the allotted time for our question-and-answer session for today. I hand the program back over to management for further comments or closing remarks.

Ivy Hernandez Counsel, Newcastle Investment Corp.

Thanks again for joining us today. We appreciate your participation, and we look forward to speaking with you next quarter.

Wes Edens Chairman, Newcastle Investment Corp.

Great, thanks everyone.

Operator: This does conclude today’s conference today’s conference call. You may now disconnect.

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